Exhibit 16.1


                           Andersen Andersen & Strong
              Certified Public Accountants and Business Consultants
                         941 East 3300 South, Suite 202
                           Salt Lake City, Utah 84106


November 15, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:      Caldera Corporation - File Number 1-12023


Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of the Form 8-K for the event that occurred on November 15, 1999 to be filed by our former client, Caldera Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Yours very truly,



      L. Rex Andersen
---------------------------
Andersen Andersen & Strong
By: L. Rex Andersen